Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

NutriSystem, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-117781 and 333-110772) on Form S-3 and registration statements (Nos. 333-44908 and 333-134215) on Form S-8 of NutriSystem, Inc. of our reports dated February 27, 2007, with respect to the consolidated balance sheets of NutriSystem, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of NutriSystem, Inc.

Our report dated February 27, 2007 with respect to the consolidated balance sheets of NutriSystem, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, contains an explanatory paragraph that describes NutriSystem, Inc.’s adoption of the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.

/s/ KPMG LLP

Philadelphia, Pennsylvania

February 27, 2007